Sub-Item 77Q1:  Exhibit (a)

THE GALAXY FUND
("Galaxy" or the "Trust")

Amendment to the Code of Regulations
Adopted by the Board of Trustees of the Trust on November 17, 2005



RESOLVED, that Article IV, Section 4.1, of the Code of Regulations of Galaxy be, and it hereby is, amended to read as follows:


4.1 Number. The officers of the Trust shall be chosen by the Trustees and shall include a President, a Secretary and a Treasurer. The Board of Trustees may from time to time elect or appoint one or more Vice
Presidents, Assistant Secretaries and Assistant Treasurers.

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